Exhibit 23.1

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

General Bearing Corporation
West Nyack, New York

         We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement of our report dated March 24, 1995, relating to the consolidated financial statements of General Bearing Corporation and Subsidiaries, which is contained in that Prospectus, and of our report dated March 26, 1995 relating to the schedule, which is contained in Part II of the Registration Statement.

         We also consent to the  reference  to us under the captions  "Experts",
"Selected  Financial  Data",  and  "Change  in  Independent   Auditors"  in  the
Prospectus.

/s/ Ferro, Berdon & Company, L.L.P.
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FERRO BERDON & COMPANY, L.L.P.

New York, NY
February 6, 1997